UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2017 (January 12, 2017)

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BMC STOCK HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Its Charter)
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Delaware (State or other jurisdiction of incorporation)	1-36050 (Commission File Number)	26-4687975 (IRS Employer Identification No.)

Two Lakeside Commons 980 Hammond Drive, NE, Suite 500 Atlanta, GA 30328 (Address Of Principal Executive Offices) (Zip Code)

(678) 222-1219 (Registrant’s Telephone Number, Including Area Code)

Not Applicable Former Name or Former Address, if Changed Since Last Report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael P. McGaugh as Executive Vice President and Chief Operating Officer

On January 19, 2017, BMC Stock Holdings, Inc. (the “Company”) announced that it has appointed Michael P. McGaugh, 43, as Executive Vice President and Chief Operating Officer of the Company, effective February 20, 2017.

Prior to joining the Company, Mr. McGaugh spent over 20 years in various roles at The Dow Chemical Company (“Dow”). Most recently, Mr. McGaugh served as Global Director and Leader of the Integration Management Office for the proposed Dow / E.I. du Pont de Nemours merger. From 2012 to 2013, Mr. McGaugh served as Global General Manager of Dow Building Solutions. From 2011 to 2012, Mr. McGaugh served as Vice President and General Manager of Dow Building Solutions, Europe, Middle East, and Africa region. From 2008 to 2011, Mr. McGaugh served as Vice President and General Manager of Dow Building Solutions, North America region. From 2006 to 2008, Mr. McGaugh served as Director and Special Advisor to the Chairman and Chief Executive Officer of Dow. Prior to such role, Mr. McGaugh served in a number of management and operational roles at Dow. Mr. McGaugh received his Masters of Business Administration degree from Harvard University in 2002 and his Bachelor’s degree in chemistry from Texas State University in 1995.

There is no arrangement or understanding between Mr. McGaugh and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. McGaugh and any director or executive officer of the Company and Mr. McGaugh is not party to a related party transaction as defined by Item 404(a) of Regulation S-K.

Michael P. McGaugh Employment Agreement

On January 12, 2017, the Company and Mr. McGaugh entered into an Employment Agreement (the “Employment Agreement”) that commences February 20, 2017 and continues indefinitely unless earlier terminated under certain circumstances described therein.

The material terms of the Employment Agreement are as follows:

•	Mr. McGaugh’s annual base salary will be $550,000, and during each fiscal year, he will be entitled to earn an annual cash bonus determined based on a target bonus equal to 100% of his base salary.

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Mr. McGaugh will be eligible to receive an annual equity grant under the Company’s Long Term Incentive Plan, with such award and the amount of any such grant to be determined by the board of directors or compensation committee of the board of directors of the Company.

•	Mr. McGaugh is subject to a confidentiality covenant and a 12 month non-competition and non-solicit covenant.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Employment Agreement.

Resignation of Walter P. Randolph as Vice President of the Mid-Atlantic Division

On January 13, 2017, BMC East, LLC (“BMC East”), a subsidiary of the Company, entered into a Separation Agreement (the “Separation Agreement”) with Walter P. Randolph, the Company’s former Vice President of the Mid-Atlantic Division, pursuant to which Mr. Randolph resigned from the Company. The Separation Agreement is effective as of January 13, 2017 (the “Separation Date”).

The Separation Agreement provides that, in exchange for a release of all claims against the Company, he will receive periodic payments over a period of 18 months for a sum equal to his base pay for the previous 18 months plus the amount of his bonus for 2016, in the total amount of $350,460, minus applicable taxes and other withholdings. Additionally, until December 31, 2017, for so long as Mr. Randolph serves as a consultant under the Consulting Agreement (as defined herein), Mr. Randolph will be permitted to continue to participate in the Company’s group medical, dental, and vision benefit plans on the same terms and conditions as are available to employees of the Company. Mr. Randolph has also agreed to certain confidentiality provisions and is subject to certain non-competition and non-solicitation restrictions for a period of 18 months from the Separation Date.

Following his resignation, Mr. Randolph has agreed to serve as a consultant pursuant to the terms of a Consulting Agreement (the “Consulting Agreement”) with BMC East, dated as of January 14, 2017. Under the terms of the Consulting Agreement, Mr. Randolph shall perform certain advisory services as may be requested by the Company from time to time. As compensation for the performance of such advisory services, the Company will pay Mr. Randolph an hourly rate of $150 and will reimburse him for reasonable out-of-pocket travel expenses. The Consulting Agreement will continue in effect until December 31, 2017.

The foregoing summaries of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to complete terms of the Separation Agreement and the Consulting Agreement.

Item 8.01. Press Release

On January 19, 2017, the Company issued a press release announcing the appointment of Michael P. McGaugh as Executive Vice President and Chief Operating Officer of the Company.

A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statement and Exhibits
(d) Exhibits. The following exhibit is provided as part of this Form 8-K:

Exhibit No.	Description

99.1	Press Release issued by BMC Stock Holdings, Inc. on January 19, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BMC STOCK HOLDINGS, INC.

Date: January 19, 2017	By: /s/ Paul Street
Name: Paul Street
Title: General Counsel and Corporate Secretary